EXHIBIT 99.1

Oritani Financial Corp. to Commence Second Step Conversion & Offering and Also Announces Quarterly Dividend

TOWNSHIP OF WASHINGTON, N.J., May 12, 2010 (GLOBE NEWSWIRE) -- Oritani Financial Corp. - a Federal corporation ("Oritani-Federal") (Nasdaq:ORIT), announced today that Oritani Financial Corp. - a Delaware corporation ("Oritani-Delaware"), the proposed holding company for Oritani Bank, and Oritani Financial Corp., MHC have received conditional regulatory approval to commence the second step conversion and offering. Oritani-Federal also announced today that the registration statement relating to the sale of common stock of Oritani-Delaware has been declared effective by the Securities and Exchange Commission.

Oritani-Delaware is offering for sale the 74.2% ownership interest currently owned by Oritani Financial Corp., MHC in Oritani-Federal which is equivalent to between $331.5 million and $448.5 million, or between 33,150,000 and 44,850,000 shares of common stock at $10.00 per share. Oritani-Delaware may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $515.8 million or 51,577,500 shares, as a result of market demand, regulatory considerations or changes in financial markets. The number of shares to be sold in the offering and issued to public stockholders in the exchange is based on an independent appraisal of the estimated pro forma market value of Oritani-Delaware at February 19, 2010.

At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of Oritani-Federal will be exchanged for between 1.2022 and 1.6264 shares of Oritani-Delaware, subject to a 15% increase to 1.8704 shares, based on the independent appraisal. The offering and exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and offering, Oritani-Delaware will be 100% owned by public stockholders, and Oritani-Federal and Oritani Financial Corp., MHC will each cease to exist.

The completion of the conversion and offering is subject to, among other things, selling a minimum of 33,150,000 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the depositors of Oritani Bank as of April 30, 2010, and receipt of the approval of the stockholders of Oritani Financial Corp. as of May 5, 2010.

On or about May 18, 2010, offering materials will be mailed to Oritani Bank depositors eligible to purchase shares in the subscription offering, and proxy materials will be mailed to depositors and stockholders. The subscription offering and community offering are expected to expire at 2:00 p.m., Eastern Time, on June 9, 2010. Shares not sold in the subscription and community offerings are expected to be sold in a syndicated community offering that will commence at a later date. Special meetings will be held regarding the depositor and shareholder vote on the approval of the conversion. The meetings will be held on Friday, June 18, 2010 at The Estate at Florentine Gardens. The depositor meeting will be held at 2:00 pm and the shareholder meeting will be held at 3:00 pm. Florentine Gardens is located at 97 Rivervale Avenue in River Vale, New Jersey. The transaction is currently expected to close in late June, 2010.

Oritani-Delaware has established a Stock Information Center to handle inquiries of its depositors and shareholders with respect to the subscription and community offerings. The Stock Information Center will open on May 19, 2010. The Stock Information Center's telephone number is 1-877-615-0411. Hours of operation will be from 10:00 a.m. to 4:00 p.m., Monday through Friday. A copy of the prospectus relating to the subscription and community offerings may be obtained from the Stock Information Center beginning on May 19, 2010.

Stifel, Nicolaus & Company, Incorporated is assisting Oritani-Delaware in selling its common stock in the subscription and community offerings on a best efforts basis.

Oritani-Federal also announced that it has declared a quarterly cash dividend of $0.075 per share on the Company's common stock. The dividend will be payable to stockholders of record as of May 24, 2010 and will be paid on June 7, 2010. Oritani Financial Corp., MHC intends to waive the receipt of dividends paid on its shares of Oritani-Federal. Oritani Financial Corp., MHC, previously received a regulatory non-objection to the waiver of such dividends.

Forward Looking Statements -- This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Oritani-Delaware, Oritani-Federal and Oritani Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Oritani Bank's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Oritani-Delaware, Oritani-Federal and Oritani Bank's operations.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Oritani-Federal has filed a proxy statement/prospectus concerning the conversion with the SEC. Stockholders of Oritani-Federal are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by Oritani-Federal free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Oritani-Federal are available free of charge from the Corporate Secretary of Oritani-Federal at Oritani Financial Corp. - a Federal corporation, 370 Pascack Road, Township of Washington, New Jersey 07676, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of Oritani-Federal are participants in the solicitation of proxies in favor of the conversion from the stockholders of Oritani-Federal. Information about the directors and executive officers of Oritani-Federal is included in the proxy statement/prospectus filed with the SEC.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:  Oritani Financial Corp.
          Kevin J. Lynch, President and Chief Executive Officer
          (201) 664-5400